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                                                                Exhibit 99. CODE

                                 CODE OF ETHICS
                                       FOR
                             PRESIDENT AND TREASURER
                                       OF
          OHIO NATIONAL FUND, INC. AND THE DOW TARGET VARIABLE FUND LLC



         This Code of Ethics applies to the President (the principal executive officer) and the Treasurer (the principal financial and accounting officer) (collectively, the "Covered Officers") of Ohio National Fund, Inc. and The Dow Target Variable Fund LLC (the "Funds").

         In order to maintain the Funds' high ethical standards, each Covered Officer shall, to the best of his ability and knowledge:

         1. endeavor to comply with all applicable rules and regulations of federal, state and local governments and regulatory agencies;

         2. make every effort to assure that there is full, fair, accurate, timely and understandable disclosure in reports and documents which are provided by Funds to, or for the benefit of, the public;

         3. provide regulators, independent auditors and shareholders with relevant, material, accurate and appropriate information reasonably needed or requested by them;

         4. cooperate with any audit or investigation by, or on behalf of, any governmental or regulatory authority, including preserving all relevant and material records reasonably needed for such audit or investigation;

         5. comply with the Conflicts of Interest policy applicable to Ohio National Financial Services, Inc., and its affiliates ("Ohio National");

         6. respect the confidentiality of Fund or shareholder information and not disclose such information unless such disclosure is reasonably necessary: (1) to perform your duties; (2) to prevent a fraud, a criminal act, or serious physical or financial harm; or (3) to comply with a reasonable request for information (a) from a governmental or regulatory agency, or
                  (b) in conjunction with pending or threatened litigation;

         7.       use and control Fund assets and resources responsibly; and

         8. promptly report any suspected violation of this Code of Ethics in accordance with the reporting procedures published by the Funds.